UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

NuZee, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39338	38-3849791
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1401 Capital Avenue, Suite B, Plano, Texas 75074

(Address of principal executive offices, including zip code)

(760) 295-2408

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	NUZE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Sales Officer and Chief Supply Chain Officer

On October 31, 2022, Jose Ramirez notified NuZee, Inc. (the “Company”) of his resignation as the Company’s Chief Sales Officer and Chief Supply Chain Officer, effective as of December 2, 2022. Mr. Ramirez’s resignation is not the result of any dispute or disagreement with the Company.

Resignation of Chief Financial Officer

On November 2, 2022, Patrick Shearer notified the Company of his resignation as the Company’s Chief Financial Officer, effective on January 4, 2023 (the “Effective Date”). On the Effective Date, Mr. Shearer will cease to serve as the Company’s principal financial officer and principal accounting officer. Mr. Shearer’s resignation is not the result of any dispute or disagreement with the Company, including any matters relating to the Company’s accounting practices or financial reporting.

Appointment of Interim Chief Financial Officer

On November 4, 2022, in connection with the Resignation, the Board of Directors of the Company approved the appointment (the “Appointment”) of Shana Bowman as the Company’s Interim Chief Financial Officer, with such appointment to be effective on the Effective Date. Ms. Bowman will serve as the Company’s principal financial officer and principal accounting officer on an interim basis.

Ms. Bowman, 47, has served as the Company’s Controller since December 2020. Before joining the Company, Ms. Bowman served as the Director of Accounting and Finance at Trade Star Energy, Inc. from July 2017 to April 2019. During this time, Ms. Bowman was responsible for building the company’s accounting and finance teams and improving the company’s finance functions to comply with the rules governing public companies, such as the Sarbanes-Oxley Act of 2002. Following her role with Trade Star Energy, Ms. Bowman served as U.S. Financial Controller at National Oilwell Varco from April 2019 to October 2020. In this role, Ms. Bowman was responsible for overseeing several of the company’s U.S. business units, managing forecasts in relation to market changes during the COVID-19 pandemic, and overseeing all cost accounting for business units, among other responsibilities. Ms. Bowman earned a Bachelor of Business Administration degree in accounting from the University of Houston.

On November 4, 2022, the Company and Ms. Bowman entered into that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”), providing for Ms. Bowman’s continued employment as the Controller until the Effective Date, and thereafter as Interim Chief Financial Officer. Pursuant to the Employment Agreement, commencing on the Effective Date, Ms. Bowman is entitled to an annual base salary of $185,000 (the “Base Salary”), with an annual target bonus opportunity equal to 20-30% of the Base Salary (“Annual Bonus”), the amount and terms of such Annual Bonus to be determined in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Employment Agreement provides for $15,000 of the Base Salary to be paid as of the date of the Employment Agreement. Ms. Bowman is also eligible to participate in any equity compensation plan of the Company and to receive future equity awards at the Compensation Committee’s discretion.

Pursuant to the Employment Agreement, Ms. Bowman’s employment with the company is an at-will relationship that may be terminated at any time by her or the Company, for any reason, provided that the Company must give Ms. Bowman at least 14 days’ written notice of any termination without cause and Ms. Bowman shall give the Company at least 60 days’ written notice of any voluntary resignation. If Ms. Bowman’s employment is terminated by the Company without “cause,” as defined in the Employment Agreement, and subject to the delivery of Ms. Bowman’s release of claims in favor of the Company, Ms. Bowman is entitled to receive payment equal to one month of her base salary for each full year of her employment with the Company and all appropriate benefits mandated by the Consolidated Omnibus Reconciliation Act of 1985.

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There are no family relationships between Ms. Bowman and any director or executive officer of the Company, and the Company has not entered into any transactions with Ms. Bowman that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Bowman and any other persons pursuant to which she was selected as the Company’s Interim Chief Financial Officer.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Second Amended and Restated Employment Agreement, dated as of November 4, 2022, by and between NuZee, Inc. and Shana Bowman.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUZEE, Inc.

By:	/s/ Patrick Shearer
Name:	Patrick Shearer
Title:	Chief Financial Officer

Dated: November 4, 2022

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